Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

CH2M HILL COMPANIES, LTD.

Pursuant to the Oregon Business Corporation Act, CH2M HILL Companies, Ltd. adopts the following Restated Articles of Incorporation which supersede the heretofore existing Articles of Incorporation and all amendments thereto effective as of May 6, 2008:

ARTICLE I

The name of this Corporation is CH2M HILL Companies, Ltd. and its duration shall be perpetual.

ARTICLE II

The purpose for which the Corporation is organized is to conduct any lawful activities for which corporations may be organized under Oregon law.

ARTICLE III

The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000 shares of voting Common Stock of the par value of $.01 per share, and 50,000,000 shares of Preferred Stock of the par value of $.01 per share.

Any of the shares of Preferred Stock may be issued from time to time in one or more series.  Subject to the limitations and restrictions in this Article III set forth, the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this Article III otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each shareholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

ARTICLE IV

No shareholder of this Corporation shall have any preemptive rights to purchase any shares to be sold or issued by the Corporation, either of the presently existing classes or a class established in the future whether the issuance be as original sale or distribution or sale or distribution of treasury stock.

ARTICLE V

Voting rights of Common Stock are denied while such stock is held or has been acquired in violation of any provision of these Restated Articles, the Restated Bylaws, any shareholders agreement, benefit plan, any other Corporation document or policy, or applicable law.

ARTICLE VI

This Corporation shall have the right to purchase, take, receive, or otherwise acquire its own stock to the extent and in any manner allowed under applicable law.

Unless approved by the Board of Directors and a majority of shares entitled to vote and represented at the meeting, the Corporation shall not sell or in any other way transfer any of its stock to any person other than, directly or indirectly such as through an employee benefit trust, an employee or director of, or consultant to, the Corporation or any of its affiliates.

ARTICLE VII

The number of directors of the Corporation shall be no fewer than nine and no more than thirteen, as specified from time to time by resolution of the Board of Directors. Nine of the directors shall be employees of the Corporation or its affiliates; any additional directors cannot be employees.

ARTICLE VIII

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Section shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment of the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

ARTICLE IX

Any vacancy created by death, resignation, removal or incapacity of a director may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by a sole remaining director. A director appointed to fill a vacancy shall serve until the next shareholders’ meeting at which directors are elected. Any such vacancy not so filled by the directors shall be filled by election, in accordance with the provisions of the Restated Bylaws entitled “Nomination of Directors” and “Election of Directors,” at the next annual meeting of shareholders or at a special meeting of shareholders called for that purpose.

Any directorship to be filled by reason of an increase in the specified number of directors shall be filled by election, in accordance with the provisions of the Restated Bylaws entitled “Nomination of Directors” and “Election of Directors,” at the next annual meeting of shareholders or at a special meeting of shareholders called for that purpose.

To be elected as a director, a nominee must receive at least the number of votes equal to a majority of the shares entitled to vote and represented at the meeting.

ARTICLE X

The Board of Directors shall have the power to adopt, amend and repeal the Restated Bylaws of the Corporation (except so far as the Restated Bylaws of the Corporation adopted by the shareholders shall otherwise provide). The Corporation’s shareholders may amend or repeal the Corporation’s Restated Bylaws. The Corporation shall hold a special meeting of shareholders if the holders of at least ten percent (10%) of all votes entitled to be cast on amendment or repeal of the Restated Bylaws sign, date and deliver to the Corporation’s Secretary one or more written demands for such meeting.

As restated by shareholder action on February 9, 1974, and as amended:

February 15, 1975

February 14, 1976

February 12, 1977

February 19, 1978

February 23, 1980

February 21, 1981

February 20, 1982

February 26, 1983

December 15, 1983

February 25, 1984

February 23, 1985

March 8, 1993

September 6, 1994

January 1, 1996

October 23, 1997

December 18, 1998

May 6, 2008.